EXHIBIT 99.1

BioCryst Awarded BCX4430 Advanced Development Contract

BARDA Awards NDA Enabling CMC & Non-Clinical Toxicology Studies Contract for BCX4430

RESEARCH TRIANGLE PARK, N.C., March 31, 2015 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq:BCRX) today announced that the Biomedical Advanced Research and Development Authority (BARDA) within the U.S. Department of Health and Human Services' Office of the Assistant Secretary for Preparedness and Response (ASPR) has awarded BioCryst a contract for the continued development of BCX4430 as a potential treatment for diseases caused by RNA pathogens, including filoviruses. This ASPR/BARDA contract includes a base contract of $12.1 million to support BCX4430 drug manufacturing, as well as $22.9 million in additional development options that can be exercised by the Government, bringing the potential value of the contract to $35.0 million. Filoviruses represent serious threats to national security and the U.S. Government has made this a top priority for medical countermeasure development.

The scope of work under the base contract mainly focuses on drug manufacturing, including process improvement, scale up and manufacture of BCX4430 in the U.S over an 18 month period. The BCX4430 produced under this contract is expected to be used in clinical studies and non-clinical toxicology studies supporting the filing of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for both intravenous (i.v.) and intramuscular (i.m.) formulations of BCX4430.

"BCX4430 currently represents the only single drug that has demonstrated a survival benefit in non-human primates infected with Marburg or Ebola viruses," said Jon P. Stonehouse, President & Chief Executive Officer of BioCryst. "This new BARDA contract provides continuity in the ongoing development of our broad spectrum antiviral, '4430, and moves this program closer to the finish line."

The ASPR/BARDA contract represents the second US Government award to BioCryst for BCX4430 development. In September 2013, the National Institute of Allergy and Infectious Diseases (NIAID) awarded a contract to fund the early stage development of BCX4430, including non-human primate proof of concept studies and an ongoing randomized, placebo-controlled Phase 1 clinical trial initiated in December 2014 to evaluate the safety and tolerability of i.m. administration of BCX4430 in healthy volunteers. Results from this trial are expected in the third quarter of 2015. $25.8 million of option funding has been awarded to date under the NIAID contract, which totals $29.1 million, if all options are exercised.

About BCX4430

BCX4430 is an RNA dependent-RNA polymerase inhibitor that has demonstrated broad-spectrum activity in vitro against more than 20 RNA viruses in nine different families, including filoviruses, togaviruses, bunyaviruses, arenaviruses, paramyxoviruses, coronaviruses and flaviviruses. BioCryst is developing BCX4430 in collaboration with U.S. Government Agencies following the Animal Rule regulatory pathway. BioCryst is developing BCX4430 in collaboration with U.S. Government Agencies.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases. BioCryst currently has several ongoing development programs: oral inhibitors of plasma kallikrein for hereditary angioedema, including BCX4161, BCX7353 and other second generation compounds, and BCX4430, a broad spectrum viral RNA polymerase inhibitor. For more information, please visit the Company's website at www.BioCryst.com. In December 2014, RAPIVABTM (peramivir injection), a viral neuraminidase inhibitor, was approved by the FDA. For more information regarding RAPIVAB, please visit http://rapivab.com/.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that the Company or its licensees may not commence as expected additional pre-clinical studies or human clinical trials; that the planned studies may not be successful or may not be successfully completed; that the FDA may require additional studies beyond those planned for BCX4430, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold on BCX4430, or withhold market approval for BCX4430; that the Company may not be able to obtain additional funding for BCX4430 development; that government funding or other contracts for BCX4430 may have certain terms and conditions, including termination provisions, that subject the Company to additional risks; that the Company may lose current funding for the program. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst's projections and forward-looking statements.

BCRXW

CONTACT: Robert Bennett,
         BioCryst Pharmaceuticals,
         +1-919-859-7910